Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050
“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Third Quarter Fiscal 2014 Financial Results

PORT WASHINGTON, N.Y., May 8, 2014 -- ACETO Corporation (NASDAQ: ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the third quarter of fiscal 2014 ended March 31, 2014.

Third Quarter Fiscal 2014 versus Third Quarter Fiscal 2013

●      Net sales of $124.8 million versus $150.9 million, a 17.3% decrease
●      Gross profit of $25.0 million versus $31.5 million, a 20.8% decrease
●      Operating income of $7.1 million versus $11.7 million, a 39.7% decrease
●      Net income of $5.4 million versus $7.6 million, a 29.5% decrease
●      EPS of $0.19 versus $0.28, a 32.1% decrease

Management Commentary

“The third quarter of fiscal 2014 earnings performance was below that achieved last year primarily as a result of quarterly timing. That said, for the first nine months of fiscal 2014, I am very pleased with ACETO’s performance, having achieved net income of $23.4 million, or diluted earnings per share of $0.82, compared to $16.9 million, or diluted earnings per share of $0.62, for the first three quarters of last year, representing increases of 38.5% for net income and 32.3% for EPS,” said Sal Guccione, Chief Executive Officer of ACETO.

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Mr. Guccione continued, “In the third quarter of fiscal 2013, Aceto saw strong sales and profits of a higher-margin pharmaceutical ingredient, which recurred in early fiscal 2014 and, as expected and previously noted, did not repeat in the third quarter of fiscal 2014. In addition, sales and profits in our Human Health segment were impacted this fiscal quarter by increased competition on first-to-market products that were successfully launched last year coupled with a lower number of new drug launches in the current year. This resulted in a 6.5% decrease in sales and an 8.8% decrease in segment gross profit for the quarter. As previously indicated, we increased our research and development spending during the third quarter of this fiscal year in support of our pipeline of generic finished dosage product candidates. R&D expenses were $1.5 million for the quarter versus $0.9 million last year.”

Mr. Guccione also noted, “Regarding the Performance Chemicals segment, we saw improved profits on lower sales. This is due to an improved product mix, including higher gross margin contributions from the recent acquisition of Inter’actifs and decreased sales of lower margin products.”

Mr. Guccione concluded, “We remain focused on our long-term strategy of investing in and expanding our finished dosage generic pharmaceutical business. The increased R&D spend, coupled with our acquisition of PACK Pharmaceuticals, are important steps in executing this strategy. We are very pleased with the continued growth achieved by our Human Health segment, with sales and gross profits each increasing in excess of 20% through the first nine months of this fiscal year. At the same time, we remain focused on achieving incremental growth from both the Pharmaceutical Ingredients and Performance Chemicals segments."

Third Quarter Financial Review

Net sales for the third quarter of fiscal 2014 were $124.8 million, a decrease of 17.3% from $150.9 million reported in the third quarter of fiscal 2013. Total company gross profit was $25.0 million, a decrease of 20.8%, compared to $31.5 million in the third quarter of fiscal 2013. Selling, general and administration expenses were $16.4 million compared to $18.8 million in the same period last year, a 13.0% decrease. Included in fiscal 2014 in selling, general and administrative expenses was $1.0 million of expenses associated with the acquisition of PACK Pharmaceuticals. Fiscal 2013 SG&A included an earn-out expense of $2.8 million associated with the acquisition of Rising Pharmaceuticals. Research and development expenses this quarter totaled $1.5 million compared to $0.9 million in the prior year period. Operating income totaled $7.1 million compared to $11.7 million in the third quarter last year, a 39.7% decrease. Net income was $5.4 million, or $0.19 per diluted share, compared to net income of $7.6 million, or $0.28 per diluted share, for the comparable quarter of fiscal 2013.

Human Health segment sales were $33.9 million, a decrease of 6.5%, compared to $36.3 million for the third quarter of fiscal 2013. The sales decrease primarily resulted from increased competition for several products at Rising Pharmaceuticals. These products were successful first-to-market launches in fiscal 2013 and are now seeing greater competition, as anticipated. Gross profit for the segment was $10.1 million, a decrease of 8.8%, compared to $11.1 million for the third quarter of fiscal 2013.

Pharmaceutical Ingredients segment sales were $47.8 million, a decrease of 22.6%, compared to $61.8 million for the third quarter of fiscal 2013 due primarily to a decline in sales, both domestically and abroad, of pharmaceutical intermediates. In addition, the third quarter of fiscal 2013 included initial sales of a new high margin API, which as expected had no sales in the current period. Gross profit was $7.4 million, a decrease of 44.6%, compared to $13.4 million for the third quarter of fiscal 2013.

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The Performance Chemicals segment sales were $43.0 million, a decrease of 18.5%, compared to $52.8 million for the third quarter of fiscal 2013 primarily due to a decline in sales of agricultural protection products as well as a drop in domestic sales of chemicals used in surface coatings. Gross profit increased to $7.5 million, or 5.4%, compared to $7.1 million in the same period last year. This was due to an improved product mix, which resulted in a gross margin of 17.4%, a 400 basis point expansion versus 13.4% in last year’s quarter.

Net sales for the nine month period ended March 31, 2014 were $370.6 million, a 1.6% decrease from the $376.6 million reported for the nine month period ended March 31, 2013. Gross profit was $85.7 million, an increase of 16.2%, compared to gross profit of $73.7 million in the prior year period. Research and development expenses totaled $3.2 million compared to $2.0 million in the prior year period. Operating income totaled $35.2 million compared to $26.0 million in the same period last year, a 35.7% increase. For the nine month period, ACETO reported net income of $23.4 million, or $0.82 per diluted share, compared to $16.9 million, or $0.62 per diluted share, in the prior year nine month period, increases of 38.5% and 32.3% respectively.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 9, 2014. To participate in the conference call, please dial (888) 895-5271 approximately 10 minutes prior to the call. Please reference conference ID # 37176395.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 11:30 a.m. EDT on May 9, 2014 until 11:59 p.m. EDT on May 16, 2014 and may be accessed by calling (888) 843-7419 and reference conference ID # 37176395. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products). With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries. ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

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FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth. ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2013 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter’s performance not useful as a predictor of future quarters’ results. ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
LHA
Jody Burfening
jburfening@lhai.com
(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries
 Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net sales	$124,830	$150,871	$370,599	$376,575
Cost of sales	99,867	119,344	284,918	302,835
Gross profit	24,963	31,527	85,681	73,740
Gross profit %	20.00%	20.90%	23.12%	19.58%

Selling, general and administrative expenses	16,381	18,835	47,212	45,767
Research and development expenses	1,504	946	3,232	2,002
Operating income	7,078	11,746	35,237	25,971

Other income (expense), net of interest expense	826	(159)	971	336

Income before income taxes	7,904	11,587	36,208	26,307
Income tax provision	2,548	3,994	12,762	9,381
Net income	$5,356	$7,593	$23,446	$16,926

Net income per common share	$0.19	$0.28	$0.84	$0.63

Diluted net income per common share	$0.19	$0.28	$0.82	$0.62

Weighted average shares outstanding:
Basic	28,087	27,108	27,888	26,956
Diluted	28,606	27,485	28,470	27,342

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	March 31, 2014	June 30, 2013
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$34,383	$33,231
Investments	1,744	2,144
Trade receivables: less allowances for doubtful accounts: March 31, 2014 $1,413; and June 30, 2013 $1,294	100,624	90,108
Other receivables	5,987	5,283
Inventory	99,545	83,849
Prepaid expenses and other current assets	3,694	2,984
Deferred income tax asset, net	932	701

Total current assets	246,909	218,300

Property and equipment, net	11,151	11,410
Property held for sale	4,058	4,058
Goodwill	33,804	33,526
Intangible assets, net	37,621	40,831
Deferred income tax asset, net	8,061	8,055
Other assets	8,258	7,250

Total Assets	$349,862	$323,430

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$9,447	$11,714
Accounts payable	48,278	39,222
Accrued expenses	42,396	38,971
Total current liabilities	100,121	89,907

Long-term debt	12,957	20,355
Long-term liabilities	9,406	13,413
Environmental remediation liability	3,965	5,109
Deferred income tax liability	6	6
Total liabilities	126,455	128,790

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 28,453 and 27,831 shares issued and outstanding at March 31, 2014 and June 30, 2013, respectively)	285	278
Capital in excess of par value	80,079	72,845
Retained earnings	136,951	118,615
Accumulated other comprehensive income	6,092	2,902
Total shareholders' equity	223,407	194,640

Total liabilities and shareholders' equity	$349,862	$323,430

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